United States
Securities and Exchange Commission
Washington, DC 20549

FORM 8-K

Current Report Pursuant
to Section 13 Or 15(D) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported): August 6, 2006

HALLMARK FINANCIAL SERVICES, INC.

 (Exact Name of Registrant as Specified in Its Charter)

Nevada

(State or Other Jurisdiction of Incorporation)

0-16090	87-0447375

(Commission File Number)	(IRS Employer Identification No.)

777 Main Street, Suite 1000, Fort Worth, Texas	76102

(Address of Principal Executive Offices)	(Zip Code)

817-348-1600

(Registrant's Telephone Number, Including Area Code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

On August 6, 2006, Mark E. Schwarz resigned as Chief Executive Officer of Hallmark Financial Services, Inc. (the "Company") and was elected by the Board of Directors to the newly created position of Executive Chairman. In his new capacity, Mr. Schwarz remains an executive officer of the Company, as well as chairman of its Board of Directors. Mr. Schwarz has no employment agreement with the Company and serves at the will of the Board of Directors.

On August 6, 2006, the Board of Directors of the Company also elected Mark J. Morrison as Chief Executive Officer of the Company to fill the vacancy created by the resignation of Mr. Schwarz. In his position as Chief Executive Officer, Mr. Morrison will serve as the principal executive officer of the Company. Mr. Morrison will also remain President of the Company, but will relinquish his positions as Chief Operating Officer and Chief Financial Officer of the Company. Mr. Morrison has no employment agreement with the Company and serves in all positions at the will of the Board of Directors.

Also on August 6, 2006, the Board of Directors designated the Company's existing Senior Vice President and Chief Accounting Officer, Jeffrey R. Passmore, as both the principal financial officer and the principal accounting officer of the Company. Mr. Passmore has no employment agreement with the Company and serves in all positions at the will of the Board of Directors.

Mr. Schwarz, age 45, has served as a director of the Company since 2001. He was elected Chief Executive Officer of the Company in January 2003 and also served as its President from November 2003 through March 2006. Since 1993, Mr. Schwarz has served, directly or indirectly through entities he controls, as the sole general partner of Newcastle Partners, L.P., a private investment firm. Since 2000, he has also served as the President and sole Managing Member of Newcastle Capital Group, L.L.C., the general partner of Newcastle Capital Management, L.P., a private investment management firm. From 1995 until 1999, Mr. Schwarz was also a Vice President of Sandera Capital Management, L.L.C., and from 1993 until 1996, was a securities analyst and portfolio manager for SCM Advisors, L.L.C., both of which were private investment management firms associated with the Lamar Hunt family. Mr. Schwarz presently serves as chairman of the boards of directors of Pizza Inn, Inc., an operator and franchisor of pizza restaurants; Bell Industries, Inc., a company primarily engaged in providing computer systems integration services; and New Century Equity Holdings Corp., a company in transition that is currently seeking potential acquisition and merger candidates. Mr. Schwarz is also a director of Nashua Corporation, a manufacturer of specialty papers, labels and printing supplies; SL Industries, Inc., a developer of power systems used in a variety of aerospace, computer, datacom, industrial, medical, telecom, transportation and utility equipment applications; Vesta Insurance Group, Inc., a property/casualty insurance holding company unrelated to Hallmark; and WebFinancial Corporation, a banking and specialty finance company.

Mr. Morrison, age 46, became Executive Vice President and Chief Financial Officer of the Company in March, 2004, was given the additional responsibilities of Chief Operating Officer in April, 2005 and was named President in March, 2006. He has been employed in the property and casualty insurance industry since 1993. Prior to joining the Company, he had since 2001 served as President of Associates Insurance Group, a subsidiary of Travelers Property Casualty Corp. From 1996 through 2000, he served as Senior Vice President and Chief Financial Officer of Associates First Capital Corporation. From 1995 to 1996, Mr. Morrison served as Controller of American Eagle Insurance Group, and from 1993 to 1995 was a Director in the Credit Suisse Group of Republic Insurance Group. From 1991 to 1993, he served as a Director of Anthem Life Insurance Company. Mr. Morrison began his career as a public accountant with Ernst & Young, LLP from 1982 to 1991, where he completed his tenure as a Senior Manager.

Mr. Passmore, age 39, has served as Senior Vice President and Chief Accounting Officer of the Company since June 2003, and previously served as its Vice President of Business Development. Prior to joining the Company in November 2002, Mr. Passmore had since 2000 served as Vice President and Controller of Benfield Blanch, Inc. and its predecessor E.W. Blanch Holdings, Inc., a reinsurance intermediary. From 1998 to 1999, he served E.W. Blanch Holdings, Inc. as Assistant Vice President of Financial Reporting. From 1994 to 1998, he was a senior financial analyst with TIG Holdings, Inc., a property/casualty insurance holding company. Mr. Passmore began his career as an accountant for Gulf Insurance Group from 1990 to 1993. Mr. Passmore is a certified public accountant licensed in Texas.

Item 7.01 Regulation FD Disclosure.

On August 8, 2006, the Company issued a press release announcing changes to certain of its executive officers. A copy of such press release is attached as Exhibit 99.1 to this Current Report.

Also on August 8, 2006, the Company issued a press release announcing the filing with the Securities and Exchange Commission of a registration statement on Form S-1 relating to a proposed underwritten public offering of its common stock. A copy of such press release is attached as Exhibit 99.2 to this Current Report.

Item 9.01 Financial Statements and Exhibits.

(c)    Exhibits.

99.1 Press release dated August 8, 2006 regarding executive officers.

99.2 Press release dated August 8, 2006 regarding proposed public offering.

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned duly authorized.

HALLMARK FINANCIAL SERVICES, INC.

Date: August 9, 2006	By:	/s/ Mark J. Morrison
Mark J. Morrison, President & Chief Executive Officer